Exhibit (h)(53)

Amendment to Chief Compliance Officer Services Agreement

This Amendment dated as of March 31, 2013 (this “Amendment”) is to the Chief Compliance Officer Services Agreement dated December 29, 2011 (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), with respect to the Redmont Resolute Fund I and Redmont Resolute Fund II, each a series of the Trust. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, the first sentence of Section 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

As compensation for the performance of the Services on behalf of the Fund, the Trust shall pay to ALPS during the Term an annual base fee of $46,000 paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”).

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President